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                           FIRST AMENDMENT TO LEASE


This FIRST AMENDMENT TO LEASE is dated Monday, July 24, 1995, by and between Benjamin Franklin Plaza, Inc., an Oregon Corporation, (hereinafter "Landlord") and Antivirals, Inc., an Oregon Corporation, (hereinafter "Tenant"), for premises located in the City of Portland, County of Multnomah, State of Oregon, commonly known as Suite #1105, One Southwest Columbia Street, Portland, Oregon 97258.

I.   RECITALS:

Landlord and Tenant, being parties to that certain lease dated April 10, 1992 (hereinafter "the Lease"), hereby express their mutual desire and intent to amend the lease by changing the "RENT SCHEDULE," "TENANT IMPROVEMENTS," and "REPAIRS LANGUAGE," and adding "AMERICANS WITH DISABILITIES ACT," "ENVIRONMENTAL MATTERS," as herein provided. Unless otherwise noted herein, all of the terms set forth in Section 2 below are defined in the referenced page of the Lease.

II.  AMENDMENT:

Landlord and Tenant agree that the Lease shall be amended as follows

1. RENTAL RATE: Effective August 1, 1995 through July 31, 1998, Suite #1105, an area consisting of approximately 2,373 rentable square feet, shall be leased to Tenant and the rent schedule shall be as follows:

          Year 1    $3,361.75 per month    $17.00 per square foot, full-service
          Year 2    $3,411.19 per month    $17.25 per square foot, full-service
          Year 3    $3,460.63 per month    $17.50 per square foot, full-service

2. TENANT IMPROVEMENTS: The Landlord shall provide new building standard paint and new rubber base molding throughout the Premises. Landlord shall clean the existing carpet. Any other improvements in addition to this shall be at the Tenant's sole cost and expense.

3. REPAIR: By taking possession, Tenant accepts the Premises as being in good order, condition and repair, and in the condition in which Landlord is obligated to deliver them, and Tenant shall execute and deliver to Landlord, upon demand, a letter of acceptance of delivery of the Premises. Tenant shall, at all times during the Term, keep the Premises in good condition and repair, excepting damage thereto by fire, earthquake, act of God, or the elements; comply with all governmental laws, ordinances and regulations applicable to its use and occupancy of the Premises; and promptly comply with all governmental orders and directives for the corrective prevention and abatement of any violations or nuisances in or upon, or connected with, the Premises; all at Tenant's sole expense. It is hereby understood and agreed that Landlord has no obligation to alter, remodel, improve, repair, decorate or paint the Premises, except as specified in Exhibit B, if attached hereto, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically set forth herein. Notwithstanding the above provisions of this Article, Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing (excluding wet bars and sinks within the Tenant's space), air conditioning, heating and electrical systems, installed or furnished by Landlord. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after written notice of the need for such repairs or maintenance has been given to Landlord by Tenant. Additionally, Landlord may from time to time perform remodeling, renovation or other construction in, on or to the Building and its common areas, which work may render certain of such areas unavailable for use by Tenants, and which work may inconvenience Tenant's access to or quiet enjoyment of the Premises.
     Except as provided in Article 22, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any such repairs, alterations, improvements, remodeling, renovation or other construction in or to any portion of the Building or the Premises or in or to fixtures, appurtenances and equipment herein, and Tenant hereby waives any and all rights relating thereto. Additionally, Tenant waives the right to make repairs at Landlord's expense under any law, statute or ordinance now or hereafter in effect. Tenant may understand that Landlord is considering making improvements to the lobby and/or other common areas of the Building.
     Tenant expressly acknowledges that: (a) Landlord may or may not undertake all or part of such improvements; and (b) Tenant did not rely upon the occurrence of such improvements in executing this Lease.

                                      -1-
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4.   AMERICANS WITH DISABILITIES ACT:  From and after the execution date of this document, Tenant covenants and agrees to conduct its operations, at Tenant's sole cost and expense, in compliance with the ADA (as defined below).

     a. In the event Tenant undertakes any alterations or improvements to, for, or within the Premises, including initial build-out work if such work, pursuant to other terms of this Lease, is the responsibility of Tenant to perform, or if such alteration or improvements are necessitated by Tenant's particular employee(s) or change of use of the Premises to a public accommodation, then Tenant agrees to cause such alterations to be performed, at Tenant's sole cost and expense, in compliance with the ADA. Additionally, if Landlord reasonably determines, after consultation and discussion with Tenant, that the common areas of the Building must be altered under the ADA because of Tenant's change of use of the Premises, all such alterations shall be made in compliance with the ADA at Tenant's sole cost and expense.

     b. Tenant hereby agrees to indemnify and hold harmless Landlord and Landlord's officers, directors, shareholders and employees (and, if requested by Landlord, to defend Landlord or such other indemnified parties by employment of legal counsel acceptable to Landlord) from and against any and all claims, demands, causes of action, costs, expenses (including attorneys' fees and litigation costs), damages, fines, penalties and liabilities of whatsoever kind and nature which are asserted against or incurred by Landlord or other indemnified parties hereunder, which are based upon or arise out of or relate to a breach of the foregoing Tenant covenants. Landlord covenants that it shall implement within a reasonable time an ADA compliance plan with respect to alterations in the Building's common areas that are readily achievable.

     c. The additional rent payable under Article 28 shall include expenses of Landlord that are required to cause the Premises or the real property of which the premises are a part (including the land and common areas) to comply with the ADA, but shall exclude costs and expenses charged by Landlord to a specific tenant (other than Tenant) in accordance with provisions similar or comparable to sub-article (a) above.

     d. Pursuant to sub-articles (a), (b) and (c) above, Landlord and Tenant have allocated certain liabilities and obligations under the federal law commonly known as the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., together with the regulations and accessibility guidelines thereunder, as supplemented and amended from time to time (collectively, the "ADA").

5.   ENVIRONMENTAL MATTERS:  Without limiting any other provisions of this
     Lease:

     a. Tenant agrees to comply with Environmental Laws (as defined below) and shall not cause or permit any Hazardous Substance (as defined below) to be used, stored, generated, or disposed of, on or in the Premises by Tenant, Tenant's agents, employees, contractors or invitees without first obtaining Landlord's prior written consent.

     b. As used herein, "Hazardous Substance" means any substance which is toxic, ignitable, reactive, or corrosive and which is regulated by the United States government, the State of Oregon or any local government, including without limitation any and all materials or substances which are defined as "hazardous wastes," "extremely hazardous wastes," radioactive materials," contaminants," "pollutants," or "hazardous substances" pursuant to Environmental Laws, including, but not limited to asbestos, polychlorinatedbiphenyls and petroleum.

     c. As used herein, "Environmental Laws" means all federal, state and local statutes, laws, ordinances, orders and regulations relating to the use, generation, release, handling, storage, discharge, transportation, deposit or disposal or Hazardous Substances or otherwise related to protection of health or the environment.

     d. To the best of Landlord's knowledge, there are not Hazardous Substances in, on or about the Building or its underlying land as of the date hereof. Landlord's knowledge is based solely on an Environmental Site Assessment Report on the Building dated August 10, 1990, prepared by SRH Environmental Management.

III. INCORPORATION:

Redress for any claims against Landlord under this FIRST AMENDMENT TO LEASE shall only be made against Landlord to the extent of Landlord's interest in the property to which the leased premises are a

                                      -2-
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part.  The obligations of the Landlord under this FIRST AMENDMENT TO LEASE shall not be personally binding, nor shall any resort be had to the private properties of any its trustees or board of directors and officers, as the case may be, its investment manager, its investment manger, the partners hereof, or any employees or agents of Landlord.

The parties hereto have executed this FIRST AMENDMENT TO LEASE on the date specified immediately below their respective signatures.

LANDLORD:                              TENANT:

BENJAMIN FRANKLIN PLAZA, INC.,         ANTIVIRALS, INC.
AN OREGON CORPORATION                  AN OREGON CORPORATION


BY: /s/ Jeffrey S. Debnam              BY: /s/ Alan P. Timmins
   -------------------------------        --------------------------------
   Jeffrey S. Debnam
   Senior Asset Manager


DATE:  8/30/95                         DATE:  8/25/95
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BY: /s/ Terumitsu Takeuchi
   -------------------------------
   Terumitsu Takeuchi
   President


DATE:  8/30/95
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